Exhibit 21

                                  SUBSIDIARIES

   (a) Swisher International, Inc., a Delaware corporation which is wholly owned by the Company;

   (b) Martin Brothers International, Inc., a New York corporation which is wholly owned by Swisher International, Inc.;

   (c) Swisher International, Ltd., a corporation formed under the laws of the United Kingdom, which is wholly owned by Martin Brothers International, Inc.;

   (d) Lloyd Home & Building Centers, Inc., a Delaware corporation which is wholly owned by the Company;

   (e) AMPCO Holding Corporation, a Texas corporation which is wholly owned by American Maize-Products Decatur Inc.;

   (f) AMP International Exporting, Inc., a corporation formed under the laws of Barbados, which is wholly owned by American Maize-Products Decatur Inc.;

   (g) American Maize Technology, Inc., a Texas corporation, which is owned by the Company (17%) and Swisher International, Inc. (83%);

   (h) American Maize-Products Decatur Inc., a Delaware corporation which is wholly owned by the Company; and

   (i) American Maize-Products Dimmitt Inc., a Delaware corporation which is wholly owned by the Company.

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